EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                              POORE BROTHERS, INC.

                                                       Fiscal year ended December 31,             Six months ended June 30,
                                                    ------------------------------------ ---------------------------------------
                                                            1995              1996             1996                  1997
                                                    -----------------  ----------------- ----------------      ----------------
Net loss
 ................................................... $     (1,194,910)  $       (691,678) $      (212,743)      $    (1,049,180)
                                                    -----------------  ----------------- ----------------      ----------------

Weighted average common shares outstanding ........        2,690,189          3,924,498        3,492,078             6,982,594

Common stock equivalents from stock options and
warrants...........................................           758,412            568,809          758,412  (1)         *
                                                    -----------------  ----------------- ----------------      ----------------

Total weighted average common shares outstanding ..         3,448,601          4,493,307        4,250,490             6,982,594
                                                    -----------------  ----------------- ----------------      ----------------

Loss per common share and common share equivalent.. $          (0.35)  $          (0.15) $         (0.05)      $        $(0.15)
                                                    =================  ================= ================      ================

(1) Anti-dilutive common stock equivalents included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.


*  Not included as they are anti-dilutive.